Cancer Therapeutics, Inc.
                             210 West Hansell Street
                              Thomasville, GA 31792




                                February 14, 2007



VIA FEDERAL EXPRESS DELIVERY


U.S. SECURITIES AND EXCHANGE COMMISSION 450 Fifth Street N.W.
Mail Stop 03-04
Washington, D.C.   20549


     Re: Cancer Therapeutics, Inc. Form 10-SB 12G Registration Statement File no. 000-52473


To Whom it May Concern:

     Enclosed please find three (3) copies of the above Form 10-SB 12G Registration Statement in type-set format, and bound. Please respond to me at the number above or at cgardner@sportsnuts.com or to our counsel, John Thomas, at jthomas@denoslaw.com.


                                        Sincerely,

                                        CANCER THERAPEUTICS, INC.

                                        /s/Chene Gardner
                                        -------------------------
                                        Chene Gardner
                                        Chief Financial Officer